Date: February 8, 2018

News Release – Investor Update

Parks! America, Inc. Reports Results for Q1 Fiscal 2018

•Q1 F18 attendance revenues increase 1.1%

•$300,000 term loan prepayment in Q1 F18

PINE MOUNTAIN, Georgia, February 8, 2018 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its first fiscal quarter ended December 31, 2017.

First Quarter 2018 Highlights

Total net sales for the fiscal quarter ended December 31, 2017 were $996,351, a decrease of $3,079, compared to $999,430 for the prior year fiscal quarter ended January 1, 2017. Park attendance based net sales increased by $10,376 or 1.1%, while animal sales decreased by $13,455.

The Company reported a net loss of $134,877 for the fiscal quarter ended December 31, 2017 compared to a net income of $5,227 for the prior year fiscal quarter ended January 1, 2017. The fiscal quarter ended December 31, 2017 included a one-time deferred tax charge of $66,855, primarily associated with the recently enacted Tax Cuts and Job Act (the “Tax Act”), as well as a $12,495 write-off of loan fees associated with a term loan prepayment during the quarter.

“Attendance based net sales were up 1.1% in the quarter, our lowest quarterly growth in the past four years,” commented Dale Van Voorhis, Chairman & CEO. “We were up against tough year-over-year comps and several unfavorable weather events caused unplanned Park closures during the first quarter of our 2018 fiscal year. While we planned for better results, we believe factors out of our control were the primary driver for the disappointing sales growth in the quarter. We continue to invest in our business in preparation for the 2018 fiscal year busy season, which historically begins late in our second quarter.”

Balance Sheet and Liquidity

The Company had working capital of $2.73 million as of December 31, 2017 compared to working capital of $1.34 million as of January 1, 2017. The year-over-year improvement in working capital is primarily reflective of our strong operating results for the trailing 12 months.

The Company’s debt to equity ratio was 0.42 to 1.0 as of December 31, 2017, compared to 0.58 to 1.0 as of January 1, 2017.

“Based on our continued strong cash position, we elected to make a $300,000 prepayment against our term loan in December 2017,” noted Mr. Van Voorhis. “This will effectively offset the 125 basis point interest rate increase that took effect in mid-January 2018. As our 2018 fiscal year progresses, we will continue evaluating options based on our strong cash position.”

Recently Enacted Tax Reform

On December 22, 2017, the Tax Act was enacted into federal law, which includes significant changes to the U.S. corporate federal tax code. Among other changes, the Tax Act lowered the U.S. statutory corporate federal income tax rate from 35% to 21%. As the Company’s 2018 fiscal year end falls on September 30, the U.S. statutory federal income tax rate for its 2018 fiscal year will be a blended rate of 24.5%, with the statutory rate of 21% applicable for its fiscal years beginning with 2019.

“We are grateful that the President and Congress took meaningful steps to improve the competitiveness of the U.S. federal tax code,” commented Mr. Van Voorhis. “The lower federal income tax rate will have a meaningful impact on the future cash flows of our business, allowing us to reinvest in our facilities and people, as well as benefiting our shareholders.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2017, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months December 31, 2017 and January 1, 2017

	For the three months ended
	December 31, 2017	January 1, 2017
Net sales	$957,640	$947,264
Sale of animals	38,711	52,166
Total net sales	996,351	999,430

Cost of sales	111,085	106,344
Selling, general and administrative	820,032	746,766
Depreciation and amortization	97,450	89,400
(Gain) loss on disposal of operating assets, net	(719)	-
Income (loss) from operations	(31,497)	56,920

Other income (expense), net	3,930	1,831
Write-off of loan fees - prepayment	(12,495)	-
Interest expense	(47,860)	(50,224)
Income (loss) before income taxes	(87,922)	8,527

Income tax provision	46,955	3,300
Net (loss) income	$(134,877)	$5,227

Income (loss) per share - basic and diluted	$(0.00)	$0.00

Weighted average shares
outstanding (in 000's) - basic and diluted	74,671	74,554

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2017, October 1, 2017 and January 1, 2017

	December 31, 2017	October 1, 2017	January 1, 2017
ASSETS
Cash	$2,692,281	$3,204,043	$1,394,449
Inventory	236,069	157,320	124,173
Prepaid expenses	259,621	309,626	165,841
Total current assets	3,187,971	3,670,989	1,684,463

Property and equipment, net	6,506,588	6,464,850	6,484,550
Intangible assets, net	2,000	2,200	2,800
Deferred tax asset	93,500	160,355	777,124
Other assets	9,199	9,199	9,199
Total assets	$9,799,258	$10,307,593	$8,958,136

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$66,864	$137,717	$21,221
Other current liabilities	296,030	281,155	215,546
Current portion of long-term debt, net	91,791	111,496	106,319
Total current liabilities	454,685	530,368	343,086

Long-term debt, net	2,692,642	2,990,417	3,083,669
Total liabilities	3,147,327	3,520,785	3,426,755

Stockholders’ equity
Common stock	74,671	74,671	74,681
Capital in excess of par	4,825,666	4,825,666	4,825,656
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	1,754,844	1,889,721	634,294
Total stockholders’ equity	6,651,931	6,786,808	5,531,381
Total liabilities and stockholders’ equity	$9,799,258	$10,307,593	$8,958,136